Exhibit 99.1

Q3 2022 Shareholder Letter

Q3 2022 Nights and Experiences Booked 99.7M In Q3 2022, Nights and Experiences Booked grew 25% compared to the prior year, driven by strength in all regions. 25% Y/Y Gross Booking Value (GBV) $15.6B Strong growth in Nights and Experiences Booked combined with continued higher Average Daily Rates (“ADR”) drove nearly 31% Y/Y $16 billion of GBV in Q3 2022. 40% Y/Y (ex-FX) Revenue $2.9B Revenue of $2.9 billion increased 29% from Q3 2021—demonstrating continued strong travel demand. 29% Y/Y 36% Y/Y (ex-FX) Net Income $1.2B Most profitable quarter ever with $1.2 billion of net income—nearly a $400 million improvement from Q3 2021. 46% Y/Y 61% Y/Y (ex-FX) Adjusted EBITDA* $1.5B Our highest quarterly Adjusted EBITDA ever demonstrated the continued strength of the business and discipline in managing 32% Y/Y our cost structure. 44% Y/Y (ex-FX) Free Cash Flow (“FCF”)* $960M We generated $966 million of net cash provided by operating activities in Q3 and $3.3 billion of trailing twelve months (“TTM”) Free Cash Flow Free Cash Flow. * A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 2

Q3 2022 Shareholder Letter Q3 was our biggest and most profitable quarter ever despite geopolitical and macroeconomic headwinds. In Q3 2022, we had nearly 100 million Nights and Experiences Booked, up 25% year-over-year, and $15.6 billion in Gross Booking Value, up 31% year-over-year (or 40% ex-FX). Revenue grew 29% year-over-year (or 36% ex-FX) to $2.9 billion—our highest quarter ever. We also had our most profitable quarter with net income of $1.2 billion, up 46% year-over-year, representing a 42% net income margin. Free cash flow of $960 million increased more than 80% from a year ago. And, over the last twelve months, we generated $3.3 billion in FCF, representing a FCF margin of more than 40%. Our Q3 results demonstrate that Airbnb continues to drive growth and profitability at scale. And regardless of continued macro uncertainties, we believe we’re well positioned for the road ahead. There are a couple of reasons for this. First, guest demand remains strong. We believe new use cases, including long-term stays and non-urban travel, are here to stay as millions of people have newfound flexibility in where they live and work. At the same time, we’ve also seen recovery of urban and cross-border travel, which comprised the vast majority of our business before the pandemic. Second, we’re seeing strong growth in the number of new Hosts on Airbnb. Just like during the Great Recession in 2008 when Airbnb started, people are especially interested in earning extra income through hosting. That’s why on November 16, we’re introducing an all-new, super easy way for millions of people to Airbnb their homes as part of our 2022 Winter Release. Q3 2022 Financial Results Here is a snapshot of our Q3 2022 results: Q3 revenue of $2.9 billion was our highest quarter ever. Revenue grew 29% year-over-year (or 36% ex-FX) driven by the combination of growth in Nights and Experiences Booked and continued strength in ADR. Q3 net income of $1.2 billion was our most profitable quarter ever. Net income improved by $380 million compared to Q3 2021 primarily due to our revenue growth and expense discipline. In Q3 2022, we delivered a net income margin of 42%, up from 37% in Q3 2021, and $1.6 billion of net income in the last twelve months. Q3 Adjusted EBITDA of $1.5 billion was a record best. Adjusted EBITDA in Q3 2022 increased 32% compared to $1.1 billion in Q3 2021. Adjusted EBITDA margin was 51% for Q3 2022, up from 49% in Q3 2021. This further improvement in Adjusted EBITDA demonstrates the continued strength of our business and discipline in managing our cost structure.1 1 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 3

Q3 Free Cash Flow of $960 million was our highest Q3 ever. Q3 2022 net cash provided by operating activities was $966 million, up from $535 million in Q3 2021. The increase in cash flow was driven by revenue growth and net margin expansion. Our TTM FCF was $3.3 billion, representing a TTM FCF margin of 41%.2 Business Highlights Our strong quarter was driven by a number of positive business trends: Guest demand on Airbnb remains strong. Even with macroeconomic uncertainties, Nights and Experiences Booked increased 25% in Q3 2022 compared to a year ago. We continued to see longer lead times for bookings in Q3 2022, supporting a strong backlog for Q4. Globally, guest arrivals during the quarter exceeded 90 million—another record. Guests are increasingly returning to cities and crossing borders. Even with foreign currency fluctuations, we saw cross-border travel to all regions increase in Q3 2022 from last year. Cross border gross nights booked increased 58%, while high-density urban nights booked grew 27% compared to Q3 2021. While the business mix remains very different from pre-pandemic levels, we’ve seen consistent acceleration in both areas. In Q3 2022, high-density urban nights booked was 48% of total gross nights booked (versus 58% in Q3 2019) and cross-border was 43% (versus 48% in Q3 2019). Guests continue to stay longer on Airbnb. Even with more companies requiring employees to return to the office, nights booked from long-term stays remained stable from a year ago at 20% of total gross nights booked. While the majority of long-term stays occurred in EMEA and North America, we also saw long-term stays become substantially more popular in Asia Pacific compared to a year ago. Our Host community continues to grow. Our strong supply growth during the quarter was driven by several factors. First, demand drives supply. In Q3 2022, we saw total urban supply accelerate from a year ago as guests return to cities. Second, since our founding in 2008, Hosts have turned to Airbnb as a form of supplemental income, and to date, have earned more than $180 billion. Third, we believe our product improvements—including the new Host onboarding flow, AirCover for Hosts, and Ask a Superhost—are working. But we’ve just scratched the surface in growing our Host community. We’re focused on addressing the obstacles there are to becoming a Host and on November 16, we’re excited to introduce an easier way to host on Airbnb. Results from our 2022 Summer Release At Airbnb, we have a culture of relentless innovation. Twice a year, we market our innovations through our Summer and Winter Releases. To measure the success of our releases, we monitor changes in both guest and Host perception, as well as their behavior. We believe driving positive changes in perception and behavior are critical inputs to delivering strong business outcomes. 2 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 4

Airbnb Categories

On May 11, we introduced a new way to search designed around Airbnb Categories. We created this product because it allows us to highlight our unique inventory and point demand to where we have supply. Ultimately, Airbnb Categories will enable us to be in the inspiration business, making Airbnb the first place guests go when they want to plan a trip.

Since launch, we've seen strong engagement with Categories. In fact, since its introduction, listings in Airbnb Categories have been viewed over 300 million times. We have continued to iterate on Categories and we've seen a positive lift in engagement through more personalization. In addition, our research shows that people who are aware of Categories perceive Airbnb to be more inspirational. While it's still early, we're encouraged by what we've seen so far.

AirCover

Last year, we introduced AirCover for Hosts. Based on the overwhelmingly positive reception, in May, we introduced AirCover for guests. We created AirCover to improve Airbnb service levels and to increase guest booking confidence on Airbnb over the long-term. Since launch, for guests that needed to be rebooked, the net promoter score for AirCover issues has already improved and in the rare instance where a Host cancels, guests are rebooking more than before.

November 16: Airbnb 2022 Winter Release

On November 16, we're introducing an all-new, super easy way for millions of people to Airbnb their homes. We're also delivering a major upgrade to AirCover that provides even more top-to-bottom protection for every Host on Airbnb. With these upgrades and more, we aim to unlock the next generation of Hosts and improve the experience for the more than 4 million people already hosting around the world.


The perfect time to Airbnb your home? Right now.
Join us as CEO Brian Chesky introduces the latest updates and features in our 2022 Winter Release.
Wednesday, November 16 at 8 a.m. EDT
9:41
Meet your Superhost

5

Meet Melissa. Hosting since 2017 Melissa transformed a passion project—a hand-built cabin nestled on her flower farm—into a listing, Tanglebloom Tiny Cabin, on Airbnb. 6

Nearly 10 years ago, Melissa and her husband crafted an open-air cabin using a blueprint from a local architect and their own might. They intended to use the space to relax, but over the years had less time to spend there—especially after they became new parents. Melissa wanted more time to be with her new baby, but her wedding flower business required long work weeks with stressful deadlines. “I wanted to be present and home more,” she said. “That was the thing that pushed us to try hosting because we were like, this could help us make up that income, so I could be around more.” In 2017, they started hosting Tanglebloom Tiny Cabin, which gradually gained a following. It landed on wishlists and attracted visitors from East Coast cities, who sought a rustic getaway where guests could stop to smell the roses. “I saw how much people were craving this connection to nature, to getting out of the city,” Melissa said. Melissa kept iterating on the cabin, adding more amenities including most recently an outdoor hot tub. She also found creative uses of her flower farm by hosting Experiences where guests could pick peonies and design their own flower bouquet. Hosting brings in more income than the farm, which gives Melissa the flexibility to plan the next phase of the flower business beyond growing and selling flowers. “It was a real blessing,” she said. 7

Q3 2022 Business and Financial Performance Q3 2022 99.7M $15.6B Nights & Experiences Booked Gross Booking Value 25% Y/Y 31% Y/Y 40% Y/Y (ex-FX) During Q3 2022, we had our highest ever third quarter of Nights and Experiences Booked of 99.7 million, representing a significant increase from a year ago (25% Y/Y). While we saw strong growth across all regions compared to Q3 2021, APAC increased the most with 65% more Nights and Experiences Booked. The combination of the increase in Nights and Experiences Booked, combined with continued elevated ADR, drove another quarter of strong GBV growth. In Q3 2022, GBV was $15.6 billion, representing a year-over-year increase of 31% (40% ex-FX). As a result of the strengthening U.S. dollar in Q3 2022, especially in comparison to the Euro and the British Pound, metrics such as revenue, GBV and ADR, excluding the effects of foreign currency fluctuations, are significantly higher than amounts reported in our financial statements. Geographic mix The trends in our recovery continue to vary by region due to a variety of factors. In Q3 2022, we saw strength in all regions relative to the same period in 2021. Meanwhile, global cancellation rates in Q3 2022 remained higher than 2019 levels, but below 2021 and 2020 levels. Q3 2022 regional highlights include: North America remained strong with Nights and Experiences Booked in Q3 increasing 20% above the level achieved in the same quarter of 2021, primarily driven by the U.S. During Q3 2022, revenue earned in the U.S. increased 24% from Q3 2021 and represented approximately 40% of total global revenue. The majority of travel in North America, both pre-pandemic and now, is domestic. In EMEA, Nights and Experiences Booked grew 20% compared to Q3 2021. The vast majority of European travelers travel within Europe on Airbnb, and therefore are not impacted by the strengthening U.S. dollar. In Latin America, Nights and Experiences Booked were 33% higher than Q3 2021, with continued resilience in certain countries, such as Mexico and Brazil, where both domestic and inbound cross-border travel remain strong. In Asia Pacific, Nights and Experiences Booked saw the most significant year-over-year growth, primarily due to the easing of COVID-19 restrictions that were in place in 2021. This region 8 has historically been reliant on cross-border travel. While still significantly down compared to pre-pandemic periods, we have seen continued sequential recovery in the region, with 65% growth in Q3 2022 compared to a year ago. As shared in our letter last quarter, all mainland Chinese listings were taken down in July as part of our decision to close the domestic business in China and instead focus on the outbound China business. Travel corridors and distance While domestic and short-distance travel continued to be strong, we saw even further improvement in both longer-distance and cross-border travel during Q3 2022 compared to the prior year. In Q3 2022, cross-border was 43% of total gross nights booked, up from 33% in Q3 2021. As the impact of the pandemic recedes but macro conditions persist, we expect a continued, albeit choppy, recovery of cross-border travel to be a further tailwind to future results. Urban vs. non-urban Consistent with recent quarters, we continue to see signs of travelers returning to cities (historically one of the strongest areas of our business). Gross nights booked in high-density urban areas represented 48% of our gross nights booked in Q3 2022. Trip length In Q3 2022, long-term stays of 28 days or more accounted for 20% of gross nights booked in Q3 2022, stable with Q3 2021. Overall, approximately 45% of gross nights booked were from stays of at least seven nights in Q3 2022. Average daily rates ADR was $156 in Q3 2022, representing a 5% increase from Q3 2021 (or 12% ex-FX). The year-over-year increase from Q3 2021 was entirely driven by price appreciation, which more than offset some negative impact from mix as urban destinations and other bookings that tend to have lower ADR rebounded, as well as the impact of foreign exchange. On an FX-neutral basis, Q3 2022 ADR was up across all major regions year-over-year. Supply In July, all mainland China listings were taken down. As such, for comparative purposes, references to supply and supply growth exclude listings in China from prior periods. Active listings grew approximately 15% in Q3 2022 compared to a year ago, representing sequential acceleration relative to Q2 2022. We saw growth in supply across all market types, including both non-urban and urban. Growth in our supply compared to pre-pandemic periods was strongest in non-urban areas, where guest demand was highest. And as demand returns to cities, we also saw a return to growth in total urban supply. 9

Q3 2022 $2.9B $1.2B $1.5B Revenue Net Income Adjusted EBITDA 29% Y/Y 46% Y/Y 32% Y/Y 36% Y/Y (ex-FX) 61% Y/Y (ex-FX) 44% Y/Y (ex-FX) $966M $960M Net Cash Provided by Free Cash Flow Operating Activities In Q3 2022, revenue was $2.9 billion, our strongest quarter ever, representing a year-over-year increase of 29% (or 36% ex-FX). The increase in revenue was driven by the stable growth in Nights and Experiences Booked, combined with a higher ADR. As a result of the strengthening U.S. dollar in Q3 2022, especially in comparison to the Euro and British Pound, metrics such as revenue, GBV and net income, excluding the effects of foreign currency fluctuations, are significantly higher than amounts reported in our financial statements. In Q3 2022, approximately 55% of our GAAP revenue was denominated in non-USD currencies, while a minority of our total costs and expenses were denominated in non-USD currencies. During Q3 2022, the implied take rate (defined as revenue divided by GBV) was 18.5%, which was consistent with Q3 2021. Seasonal trends in our GBV and revenue impact the implied take rate. We historically achieve our highest GBV in the first and second quarters of the year with comparatively lower check-ins. In contrast, we historically have the highest revenue in the third quarter, our strongest seasonal quarter for check-ins. While we have seen the pandemic distort the historical patterns of seasonality in 2020 and to a lesser extent, the first half of 2021 as a result of travel restrictions and changing travel preferences relating to the pandemic, we are seeing pre-pandemic patterns of seasonality return in 2022. Operating expenses in Q3 2022 included the impact of $234 million of stock-based compensation expense, which is excluded from Adjusted EBITDA. All recurring operating expense line-items (excluding the impact of stock-based compensation expense) except for sales and marketing, increased more slowly year-over-year than revenue, allowing for considerable margin expansion.3 Our hiring plan to modestly increase headcount this year is unchanged from the beginning of the year. We believe our Live and Work Anywhere policy is enabling us to recruit and retain the best people from around the world and further support our diversity and inclusion goals. Net income in Q3 2022 was $1.2 billion compared with net income of $834 million in Q3 2021 primarily driven by substantially higher revenue. Relative to Q3 2021, net profit margin increased 5 percentage points (from 37% in Q3 2021 to 42% in Q3 2022). 3 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 10

Adjusted EBITDA for Q3 2022 was $1.5 billion, a significant improvement compared to Adjusted EBITDA in Q3 2021 of $1.1 billion.4 Our Q3 2022 Adjusted EBITDA demonstrated the continued strength of our revenue recovery and the benefit of strong ADRs, coupled with our disciplined spending. Relative to Q3 2021, Adjusted EBITDA margin increased 2 percentage points (from 49% in Q3 2021 to 51% in Q3 2022). 4 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 11

Quarterly Revenue ($M) Q3 2022 revenue of $2.9 billion grew nearly 30% year-over-year. 29% $3,000M Y/Y Change 67% $2,884 $2,000M $2,237 $1,000M $0M Q3 2021 Q3 2022 Quarterly Net Income ($M) Most profitable Q3 ever with $1.2 billion of net income. $1,500M Net income % 42% of revenue 37% $1,214 $750M $834 $0M Q3 2021 Q3 2022 Quarterly Adjusted EBITDA ($M) Q3 2022 Adjusted EBITDA of $1.5 billion demonstrated the strength of the business and cost discipline. 51% $1,500M Adjusted EBITDA % of revenue 49% $1,457 $1,101 $750M $0M Q3 2021 Q3 2022 12

Quarterly Net Cash Provided by Operating Activities ($M)

Q3 cash provided by operating activities was $966 million.



$1,000M
$500M
$0M
33%
$966
24%
$535
Q3 2021
Q3 2022
Net cash provided by operating activities % of revenue

Quarterly Free Cash Flow ($M)

We generated $960 million of Free Cash Flow and $3.3 billion of TTM Free Cash Flow.



$1,000M
$750M
$0M
33%
$960
24%
$529
Q3 2021
Q3 2022
Free Cash Flow % of revenue

Shares (M)

We're effectively managing share dilution and have repurchased $1B of our authorized $2B share buyback program.



800M
600M
400M
200M
0M
97
94
83
76
69
70
66
65
599
608
619
626
634
636
639
633
Dec 2020
Mar 2021
Jun 2021
Sept 2021
Dec 2021
Mar 2022
Jun 2022
Sept 2022
Stock Based Awards & Warrants Outstanding
Common Shares Outstanding

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Balance Sheet and Cash Flows For the three months ended September 30, 2022, we reported $966 million of net cash provided by operating activities and $960 million of FCF, compared to $535 million and $529 million, respectively, for the three months ended September 31, 2021.5 The year-over-year increase in FCF was driven by revenue growth and margin expansion. During the third quarter, we typically see a slight decline in GBV and a peak in check-ins, which results in a decrease in unearned fees. Unearned fees totaled $1.2 billion at the end of Q3 2022, compared to $2.0 billion at the end of Q2 2022 and $892 million at the end of Q3 2021. As of September 30, 2022, we had $9.6 billion of cash, cash equivalents, marketable securities, and restricted cash. We also had $4.8 billion of funds held on behalf of guests as of September 30, 2022. In August, we announced that our Board of Directors approved a share repurchase program with authorization to purchase up to $2 billion of our Class A common stock at management’s discretion. As of September 30, 2022, we repurchased $1 billion of our Class A common stock. The share repurchase program will enable us to offset dilution from our employee stock programs. Outlook We expect another strong quarter of revenue growth, delivering between $1.80 billion and $1.88 billion in Q4 2022. This represents year-over-year growth of between 17% and 23%, and a 62% to 70% increase relative to Q4 2019. On an FX-neutral basis, we anticipate year-over-year revenue growth between 23% and 29%. We expect our revenue as a share of GBV to decrease in Q4 2022 relative to Q3 2022, consistent with historical seasonality. Four weeks into the quarter, we are seeing promising trends in cross-border travel, renewed interest in urban stays, stabilizing cancellations, as well as a strong backlog of future bookings. On a year-over-year basis, we expect Nights and Experiences Booked growth will moderate slightly relative to Q3 2022, while ADR will face some pressure from FX headwinds and business mix. We expect Q4 2022 Adjusted EBITDA to be up meaningfully on a nominal basis from Q4 2021 and expect quarterly Adjusted EBITDA margin to be in-line to modestly higher than last year’s margin of 22%. Earnings Webcast Airbnb will host an audio webcast to discuss its third quarter results at 1:30 p.m. PT / 4:30 p.m. ET on Tuesday, November 1, 2022. The link to the webcast will be made available on Airbnb’s Investor Relations website at https://investors.airbnb.com. Interested parties can register for the call in advance by visiting https://conferencingportals.com/event/ UxGWzHKK. After registering, instructions will be shared on how to join the call. 5 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 14

Following the call, a replay of the webcast will be available on the Airbnb Investor Relations website. A telephonic replay will be also available for three weeks following the call at (800) 770-2030 using conference ID: 24053 Investor Relations Contact ir@airbnb.com Press Contact contact.press@airbnb.com About Airbnb Airbnb was born in 2007 when two Hosts welcomed three guests to their San Francisco home, and has since grown to over 4 million Hosts who have welcomed more than 1 billion guest arrivals in almost every country across the globe. Every day, Hosts offer unique stays and experiences that make it possible for guests to connect with communities in a more authentic way. Forward-Looking Statements This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the fourth quarter of 2022; the other expectations described under “Outlook” above; the Company’s expectations regarding the impact of the COVID-19 pandemic on its business, travel trends, and the travel industry; the Company’s expectations regarding travel trends and the travel industry generally; the Company’s expectations with respect to the demand for bookings, and expectations with respect to additional supply of listings to meet demand; the Company’s expectations regarding the recovery of cross-border travel and travel demand in cities; the impact of the lifting of travel restrictions; the growth of active listings in cities; the Company’s expectations regarding its financial performance, including its revenue, Adjusted EBITDA, Adjusted EBITDA margin, expenses and costs; the Company’s expectations regarding future operating performance, including Nights and Experiences Booked and GBV; the Company’s expectations regarding ADR; seasonality, including the return of pre-pandemic patterns of seasonality in 2022, and the impact of seasonality on the Company’s business; the Company’s share repurchase program; the Company’s Winter Release; the results and expectations of the Company’s Summer Release; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance. 15

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the effects of the COVID-19 pandemic on the Company’s business, including as a result of new strains or variants of the virus, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing Hosts and guests and add new Hosts and guests; any further and continued decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s Hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives, including measures to improve trust and safety; the Company’s operations in international markets; the Company’s substantial level of indebtedness; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022 and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter. Non-GAAP Financial Measures In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, trailing twelve months (“TTM”) Free Cash Flow, TTM Free Cash Flow Margin, revenue change excluding the effect of changes in foreign exchange rates (“ex-FX”), GBV change ex-FX, net income (loss) change ex-FX, Adjusted EBITDA change ex-FX, and ADR change ex-FX. 16

Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) interest income, interest expense, and other income (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense and stock-settlement obligations related to the IPO; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and (vii) restructuring charges. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA also excludes certain items related to transactional tax matters, for which management believes it is probable that we may be held jointly liable with Hosts in certain jurisdictions. Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following: Adjusted EBITDA does not reflect interest income (expense) and other income (expense), net, which include loss on extinguishment of debt and unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments, including the warrants issued in connection with a term loan agreement entered into in April 2020. We amended the anti-dilution feature in the warrant agreements in March 2021. The balance of the warrants of $1.3 billion was reclassified from liability to equity as the amended warrants met the requirements for equity classification and are no longer remeasured at each reporting period; Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements; Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy as well as stock-settlement obligations, which represent employer and related taxes related to the IPO; 17

Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price; Adjusted EBITDA does not reflect net changes to reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and Adjusted EBITDA does not reflect restructuring charges, which include severance and other employee costs, lease impairments, and contract amendments and terminations. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results. Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our Hosts and guests and amounts payable to our Hosts and guests do not impact Free Cash Flow, except interest earned on these funds. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. TTM Free Cash Flow Margin is defined as TTM Free Cash Flow divided by TTM revenue. In addition to the actual percentage change, we disclose the percentage change in our current period results for revenue, GBV, net income (loss), Adjusted EBITDA, and ADR from the corresponding prior period results by comparing results using constant currencies. We present constant currency change rate information to provide a framework for assessing how our revenue, GBV, net income (loss), Adjusted EBITDA, and ADR performed excluding the effect of changes in foreign exchange rates. We use the percentage change in constant currency revenues, GBV, net income (loss), Adjusted EBITDA, and ADR for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe the presentation of results on a constant currency basis in addition to the U.S. GAAP presentation helps improve the ability to understand our performance because it excludes the effects of foreign currency volatility that are not indicative of our core operating results. We calculate the percentage change in constant currency by determining the change in the current period over the prior comparable period where current period foreign currency amounts are translated using the exchange rates of the comparative period. 18

Quarterly Summary

	2021				2022		
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Nights and Experiences Booked	64.4M	83.1M	79.7M	73.4M	102.1M	103.7M	99.7M
Y/Y	13%	197%	29%	59%	59%	25%	25%
Gross Booking Value	$10.3B	$13.4B	$11.9B	$11.3B	$17.2B	$17.0B	$15.6B
Y/Y	52%	320%	48%	91%	67%	27%	31%
Gross Booking Value per Night and Experience Booked (or ADR)	$159.82	$161.45	$149.15	$153.61	$168.07	$163.74	$156.44
Y/Y	35%	41%	15%	20%	5%	1%	5%

	2021				2022		
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Revenue	$887M	$1,335M	$2,237M	$1,532M	$1,509M	$2,104M	$2,884M
Y/Y	5%	299%	67%	78%	70%	58%	29%
FX Neutral Y/Y	3%	284%	64%	79%	74%	64%	36%
Net income (loss)	$(1.2)B	$(68)M	$834M	$55M	$(19)M	$379M	$1,214M
Adjusted EBITDA	$(59)M	$217M	$1,101M	$333M	$229M	$711M	$1,457M
Net cash provided by operating activities	$606M	$790M	$535M	$382M	$1,202M	$800M	$966M
Free Cash Flow	$599M	$782M	$529M	$378M	$1,196M	$795M	$960M
TTM Net cash provided by operating activities				$2,313M	$2,908M	$2,919M	$3,349M
TTM Free Cash Flow				$2,287M	$2,885M	$2,897M	$3,328M

	2021				2022		
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30
Cash and other liquid assets (1)	$6,608M	$7,459M	$7,935M	$8,337M	$9,337M	$9,910M	$9,629M
Funds receivable and amounts held on behalf of customers	$4,015M	$6,302M	$3,940M	$3,715M	$6,105M	$7,466M	$4,805M
Unearned fees	$946M	$1,484M	$892M	$904M	$1,748M	$1,981M	$1,220M

[1] Includes cash and cash equivalents, restricted cash, and marketable securities.

19

Condensed Consolidated Statements of Operations Unaudited (in thousands, except per share amounts) Three Months Ended September 30 Nine Months Ended September 30 2021 2022 2021 2022 Revenue $2,237,432 $2,884,410 $4,459,564 $6,497,454 Costs and expenses: Cost of revenue 311,580 401,149 860,522 1,153,879 Operations and support (1) 228,330 289,946 621,891 781,213 Product development (1) 344,410 366,182 1,057,205 1,104,159 Sales and marketing (1) 290,856 383,165 835,304 1,107,656 General and administrative (1) 210,748 240,435 618,813 694,262 Restructuring charges (1) (465) 52 112,079 89,112 Total costs and expenses 1,385,459 1,680,929 4,105,814 4,930,281 Income from operations 851,973 1,203,481 353,750 1,567,173 Interest income 2,962 58,457 8,956 83,448 Interest expense (6,649) (5,682) (435,080) (18,929) Other income (expense), net 2,172 13,643 (300,054) 13,232 Income (loss) before income taxes 850,458 1,269,899 (372,428) 1,644,924 Provision for income taxes 16,565 55,611 34,107 70,587 Net income (loss) $833,893 $1,214,288 $(406,535) $1,574,337 Net income (loss) per share attributable to Class A and Class B common stockholders: Basic $1.34 $1.90 $(0.67) $2.47 Diluted $1.22 $1.79 $(0.67) $2.31 Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders: Basic 621,012 638,696 611,311 637,485 Diluted 681,916 680,059 611,311 682,791 (1) Includes stock-based compensation expense as follows (in thousands): Three Months Ended September 30 Nine Months Ended September 30 2021 2022 2021 2022 Operations and support $11,162 $17,947 $36,810 $46,556 Product development 131,277 135,905 418,804 398,713 Sales and marketing 23,711 27,446 73,676 77,771 General and administrative 44,689 53,066 143,874 153,344 Restructuring charges (50)—(38) 8 Stock-based compensation expense $210,789 $234,364 $673,126 $676,392 20

Condensed Consolidated Balance Sheets Unaudited (in thousands) December 31, 2021 September 30, 2022 Assets Current assets: Cash and cash equivalents $6,067,438 $7,523,688 Marketable securities 2,255,038 2,103,898 Restricted cash 14,764 1,520 Funds receivable and amounts held on behalf of customers 3,715,471 4,805,382 Prepaids and other current assets 333,669 432,036 Total current assets 12,386,380 14,866,524 Property and equipment, net 156,585 118,459 Operating lease right-of-use assets 272,036 154,217 Intangible assets, net 52,308 38,154 Goodwill 652,602 646,527 Other assets, noncurrent 188,563 252,709 Total assets $13,708,474 $16,076,590 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable $118,361 $152,661 Operating lease liabilities, current 63,479 52,324 Accrued expenses and other current liabilities 1,558,243 1,784,704 Funds payable and amounts payable to customers 3,715,471 4,805,382 Unearned fees 903,728 1,220,256 Total current liabilities 6,359,282 8,015,327 Long-term debt 1,982,537 1,985,659 Operating lease liabilities, noncurrent 372,483 323,201 Other liabilities, noncurrent 218,459 212,267 Total liabilities 8,932,761 10,536,454 Stockholders’ equity: Common stock 63 63 Additional paid-in capital 11,140,284 11,365,347 Accumulated other comprehensive loss (6,893) (41,871) Accumulated deficit (6,357,741) (5,783,403) Total stockholders’ equity 4,775,713 5,540,136 Total liabilities and stockholders’ equity $13,708,474 $16,076,590 21

Condensed Consolidated Statements of Cash Flows Unaudited (in thousands) Nine Months Ended September 30 20211 2022 Cash flows from operating activities: Net income (loss) $(406,535) $1,574,337 Adjustments to reconcile net income (loss) to cash provided by operating activities: Depreciation and amortization 107,475 68,052 Bad debt expense 16,959 32,647 Stock-based compensation expense 673,126 676,392 (Gain) loss on investments, net (9,581) 4,232 Change in fair value of warrant liability 291,987 -Amortization of debt discount and debt issuance costs 7,402 3,122 Noncash interest expense, net 7,471 8,199 Foreign exchange loss 7,345 83,380 Impairment of long-lived assets 112,545 88,850 Loss from extinguishment of debt 377,248 -Other, net 6,361 11,043 Changes in operating assets and liabilities, net of acquisitions: Prepaids and other assets (57,168) (184,985) Operating lease right-of-use assets 28,502 27,224 Accounts payable 18,034 39,219 Accrued expenses and other liabilities 299,461 261,056 Operating lease liabilities (34,365) (44,084) Unearned fees 484,497 318,618 Net cash provided by operating activities 1,930,764 2,967,302 Cash flows from investing activities: Purchases of property and equipment (20,864) (16,606) Purchases of marketable securities (3,628,566) (3,015,006) Sales of marketable securities 1,233,696 709,463 Maturities of marketable securities 1,393,215 2,439,647 Other investing activities, net—(2,227) Net cash provided by (used in) investing activities (1,022,519) 115,271 22

Condensed Consolidated Statements of Cash Flows Continued Unaudited (in thousands) Nine Months Ended September 30 20211 2022 Cash flows from financing activities: Taxes paid related to net share settlement of equity awards $(154,633) $(491,366) Proceeds from exercise of stock options 104,588 19,122 Proceeds from the issuance of common stock under employee stock 25,464 20,330 purchase plan Repurchases of common stock—(1,000,000) Principal repayment of long-term debt (1,995,000) -Prepayment penalty on long-term debt (212,883) -Proceeds from issuance of convertible senior notes, net of issuance 1,979,166 -costs Purchases of capped calls related to convertible senior notes (100,200) -Change in funds payable and amounts payable to customers 1,809,225 1,527,344 Net cash provided by financing activities 1,455,727 75,430 Effect of exchange rate changes on cash, cash equivalents, (159,006) (625,910) and restricted cash Net increase in cash, cash equivalents, and restricted cash 2,204,966 2,532,093 Cash, cash equivalents, and restricted cash, beginning of period 7,668,252 9,727,289 Cash, cash equivalents, and restricted cash, end of period $9,873,218 $12,259,382 1 The condensed consolidated statements of cash flows for the nine months ended September 30, 2021 has been revised to correct for errors identified by management during the preparation of the financial statements for the three months ended March 31, 2022. The errors understated cash flows from operating activities by $122 million and overstated the cash flows from financing activities by $122 million for the nine months ended September 30, 2021. Management has determined that these errors did not result in the previously issued financial statements being materially misstated. These errors primarily related to the timing of tax payments from the net settlement of equity awards at the initial public offering in December 2020. In particular, in 2020, the Company reported $1.7 billion of cash used in financing activities to cover taxes paid related to the net share settlement of its equity awards that vested upon the initial public offering. However, approximately $123 million of this amount was actually remitted to taxing authorities in foreign jurisdictions during the nine months ended September 30, 2021. This had no impact on the Company’s condensed consolidated financial statements outside of the presentation in the condensed consolidated statements of cash flow and did not affect the condensed consolidated balance sheets, condensed consolidated statements of operations or condensed consolidated statements of stockholders’ equity. 23

Key Business Metrics Three Months Ended September 30 Nine Months Ended September 30 2021 2022 2021 2022 Nights and Experiences Booked 79.7M 99.7M 227.2M 305.5M Gross Booking Value $11.9B $15.6B $35.6B $49.7B We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Experiences Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of Host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way. 24

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss).

Adjusted EBITDA Reconciliation

(in millions, except percentages)

	Three Months Ended						
	Mar 31 2021	Jun 30 2021	Sept 30 2021	Dec 31 2021	Mar 31 2022	Jun 30 2022	Sept 30 2022
Revenue	$886.9	$1,335.2	$2,237.5	$1,532.2	$1,508.9	$2,104.1	$2,884.5
Net income (loss)	$(1,172.2)	$(68.2)	$833.9	$54.5	$(18.8)	$378.8	$1,214.3
Adjusted to exclude the following:							
Provision for (benefit from) income taxes	6.3	11.2	16.6	17.7	10.7	4.3	55.6
Other (income) expense, net	300.1	2.1	(2.2)	4.7	1.9	(1.5)	(13.6)
Interest expense	421.9	6.5	6.7	2.5	5.8	7.5	5.6
Interest income	(3.1)	(2.9)	(3.0)	(3.7)	(4.7)	(20.3)	(58.4)
Depreciation and amortization	38.3	35.5	33.7	30.8	29.2	26.0	12.8
Stock-based compensation expense (1)	229.5	232.8	210.9	225.6	194.9	247.1	234.4
Acquisition-related impacts	8.0	(0.7)	3.1	0.8	11.4	(22.8)	1.5
Net changes in lodging tax reserves	0.6	0.5	2.0	(0.3)	(1.6)	3.3	4.8
Restructuring charges	112.0	0.6	(0.5)	0.8	0.3	88.8	-
Adjusted EBITDA	$(58.6)	$217.4	$1,101.2	$333.4	$229.1	$711.2	$1,457.0
Net income (loss) margin	(132)%	(5)%	37%	4%	(1)%	18%	42%
Adjusted EBITDA margin	(7)%	16%	49%	22%	15%	34%	51%

[1] Excludes stock-based compensation related to restructuring, which is included in restructuring charges in the table above.

25

The following is a reconciliation of Free Cash Flow to the most comparable GAAP measure, net cash provided by (used in) operating activities.

Free Cash Flow Reconciliation

(in millions, except percentages)

	Three Months Ended						
	Mar 31 2021	Jun 30 2021	Sept 30 2021	Dec 31 2021	Mar 31 2022	Jun 30 2022	Sept 30 2022
Revenue	$886.9	$1,335.2	$2,237.5	$1,532.2	$1,508.9	$2,104.1	$2,884.5
TTM Revenue	$3,423.3	$4,423.7	$5,318.9	$5,991.8	$6,613.8	$7,382.7	$8,029.7
Net cash provided by operating activities	$606.4	$789.6	$534.8	$381.9	$1,202.0	$799.7	$965.6
Purchases of property and equipment	(7.7)	(7.6)	(5.6)	(4.4)	(6.0)	(5.0)	(5.6)
Free Cash Flow	$598.7	$782.0	$529.2	$377.6	$1,196.0	$794.7	$960.0
Net cash provided by operating activities margin	68%	59%	24%	25%	80%	38%	33%
Free Cash Flow margin	67%	59%	24%	25%	79%	38%	33%
TTM Net cash provided by operating activities				$2,312.7	$2,908.3	$2,918.4	$3,349.3
TTM Free Cash Flow				$2,287.4	$2,884.7	$2,897.4	$3,328.2
TTM Net cash provided by operating activities margin				39%	44%	40%	42%
TTM Free Cash Flow margin				38%	44%	39%	41%
Other cash flow components:							
Net cash provided by (used in) investing activities	$(1,172.3)	$325.5	$(175.7)	$(329.5)	$(197.0)	$368.0	$(55.8)
Net cash provided by (used in) financing activities	$1,455.5	$2,327.7	$(2,327.5)	$(147.6)	$2,203.5	$1,446.0	$(3,574.1)

26

The following is a reconciliation of operating expense line items less stock-based compensation and acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements.

Reconciliation of Non-GAAP Operating Expenses

(in thousands)

	Three Months Ended September 30		Nine Months Ended September 30	
	2021	2022	2021	2022
Operations and support	$228,330	$289,946	$621,891	$781,213
Less: Stock-based compensation	(11,162)	(17,947)	(36,810)	(46,556)
Operations and support excluding stock-based compensation	$217,168	$271,999	$585,081	$734,657
Product development	$344,410	$366,182	$1,057,205	$1,104,159
Less: Stock-based compensation	(131,277)	(135,905)	(418,804)	(398,713)
Product development excluding stock-based compensation	$213,133	$230,277	$638,401	$705,446
Sales and marketing	$290,856	$383,165	$835,304	$1,107,656
Less: Stock-based compensation	(23,711)	(27,446)	(73,676)	(77,771)
Less: Acquisition-related impacts	(3,200)	(1,500)	(10,448)	9,900
Sales and marketing excluding stock-based compensation and acquisition-related impacts	$263,945	$354,219	$751,180	$1,039,785
General and administrative	$210,748	$240,435	$618,813	$694,262
Less: Stock-based compensation	(44,689)	(53,066)	(143,874)	(153,344)
General and administrative excluding stock-based compensation	$166,059	$187,369	$474,939	$540,918
Restructuring charges	$(465)	$52	$112,079	$89,112
Less: Stock-based compensation	50	-	38	(8)
Restructuring charges excluding stock-based compensation	$(415)	$52	$112,117	$89,104

27

Glossary Nights and Nights and Experiences Booked on our platform in a period represents the Experiences Booked sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period. Gross Booking Value Gross Booking Value (“GBV”) represents the dollar value of bookings on our platform in a period and is inclusive of Host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred in that period. Revenue Revenue consists of service fees, net of incentives and refunds, charged to our customers. Adjusted EBITDA Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) interest income, interest expense, and other income (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense and stock-settlement obligations related to the IPO; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and (vii) restructuring charges. Adjusted Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. EBITDA Margin Free Cash Flow Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment. Free Cash Flow Margin Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. 28